Exhibit 10.1

SUPPLY AND MARKETING COLLABORATION AGREEMENT

This Supply and Marketing Collaboration Agreement (this “Agreement”) entered into on October 1, 2018 (the “Effective Date”), by and between Cibus US LLC, a limited liability company organized and existing under the laws of Delaware having a place of business at 6455 Nancy Ridge Drive, San Diego, California 92121, United States and Cibus Europe B.V., a Netherlands Besloten Vennootschap organized and existing under the laws of the Netherlands having a place of business at Goessestraatweg 19, 4421 AD Kapelle, Netherlands (collectively herein referred to as “Cibus”), and Amaethon Environmental Limited, a corporation organized and existing under the laws of the British Virgin Islands having its principal place of business at P.O. Box 2208, Road Town, Tortola, British Virgin Islands (herein referred to as “Rotam”); Cibus and Rotam are sometimes referred to individually as a “Party” and collectively as the “Parties”).

RECITALS

WHEREAS, Cibus has developed sulfonylurea (“SU”) tolerant canola for sale as Cibus branded seed and may license the SU tolerance trait to third party seed companies;

WHEREAS, Cibus has expertise and extensive experience in the testing, marketing, production and distribution of SU tolerant canola and has established distribution systems and relationships for the sale and stewardship of canola seed;

WHEREAS, Rotam has expertise and extensive experience in the testing, marketing, production and distribution of SU herbicides and has established distribution systems and relationships with dealers for the sale and stewardship of SU herbicides;

WHEREAS, Rotam has been commercially active in chemical registration and chemical international FTO, and has supported Cibus with the SU tolerant canola system in obtaining SU herbicide registrations and supplying SU herbicides for use with SU tolerant canola;

WHEREAS, the Parties wish to continue with their supply and marketing collaboration of the SU tolerant canola system; and

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual benefits and covenants contained herein and other good and valuable consideration, the Parties hereby agree as follows:

ARTICLE 1.   DEFINITIONS

1.1	“AAA” has the meaning set forth in Section 10.2(b).

1.2
“Affiliate” means any corporation, firm, limited liability company, partnership or other entity that directly or indirectly controls, is controlled by, or is under common control with a Party, “control” meaning in this context the direct or indirect (through one or more affiliates) ownership of fifty percent (50%) or more of the shares of stock entitled to vote for the election of directors, in the case of a corporation, or fifty percent (50%) or more of the equity interests in the case of any other type of legal entity, status as a general partner in any partnership, or any other arrangement whereby a Party controls or has the right to control the Board of Directors or equivalent governing body of a corporation or other entity.

1.3	“Canola” means open pollinated, synthetic, or hybrid cultivars of Brassica napus.

1.4	“Cibus AHAS Trait” means any mutation in the Acetohydroxy Acid Synthase genes of Brassica napus wherein the mutation confers resistance to a sulfonylurea herbicide.

1.5
“Commercially Reasonable” or “Commercially Reasonable Efforts” (whether or not capitalized) means any such action or amount that a company in the same business/industry would undertake in good faith considering all factors/circumstances contemplated by the Parties such as cost, liability, responsibilities, risk and benefits received by each Party.  In considering what is “Commercially Reasonable”, a Party shall not expect the other Party to enter into arrangements that would be an inappropriate burden to the company in such circumstances.

1.6	“Development Plan” has the meaning set forth in Section 5.3(c)(2).

1.7	“Dispute” has the meaning set forth in Section 10.1.

1.8	“Commercialization Committee” has the meaning set forth in Section 5.3(c)(1).

1.9
“Confidential Information” means all information, written, electronic, or oral, all terms of this Agreement, all Cibus proprietary information, all Rotam proprietary information and all other proprietary or confidential information including and relating to, without limitation, the business, operations, plans, services, facilities, processes, software, methodologies, technologies, intellectual property, research and development, clients and suppliers, partners, principals, employees, consultants, and authorized agents of either Party that is supplied by or on behalf of the disclosing Party to the other Party.

1.10
“Experimental Use Permit” means a permit under FIFRA or the Canadian Pest Control Products Act that authorizes the testing of new herbicides or uses thereof in experimental field studies on ten (10) acres or more of land or one acre or more of water. Such tests provide data to support registration of herbicides.

1.11	“FIFRA” means the Federal Insecticide, Fungicide, and Rodenticide Act as amended.

1.12	“Marketing Collaboration Term” has the meaning set forth in Section 3.1(a).

1.13	“Negotiation Period” has the meaning set forth in Section 10.1.

1.14	“Product Herbicide” means thifensulfuron, tribenuron, other sulfonylurea herbicides, or combinations of the foregoing, having a Product Herbicide Label for use with Tolerant Product.

1.15
“Product Herbicide Label” means the herbicide label approved by the US Environmental Protection Agency (EPA) under FIFRA or the Canadian Pesticide Regulatory Management Agency (PMRA) under the Pest Control Products Act and attached to each herbicide container and includes the use of the Product Herbicide on Tolerant Product.

1.16
“Product Herbicide Registration” means a herbicide registration for the Product Herbicide approved under FIFRA by the US EPA or the Pest Control Products Act by the Canadian PMRA and includes the Confidential Statement of Formula, EPA tolerance or PMRA Maximum Residue Level (MRL) for the Product Herbicide and the use of the Product Herbicide on Tolerant Product.

1.17	“Purpose” has the meaning set forth in Section 2.1.

1.18	“SU” means sulfonylurea.

1.19	“Supply Term” has the meaning set forth in Section 3.1(b).

1.20	“Territory” means the United States and Canada.

1.21
“Tolerant Product” means a commercial cultivar of Cibus branded Canola seed developed using genetics that contain a Cibus AHAS Trait that Cibus has approved and selected for sale and use with Product Herbicide.

ARTICLE 2.   KEY COMMITMENTS

2.1.
Purpose. The Parties intend to continue with their supply and marketing collaboration, with Cibus having the responsibility for developing and registering Tolerant Product and Rotam serving as the herbicide partner of Cibus for sourcing and distributing Product Herbicide intended for use with Tolerant Product in the Territory (the “Purpose”).

2.2.
The Parties agree to engage in a long-term collaboration for the Purpose in the Territory where Cibus will have the right and responsibility for developing and registering (i) Tolerant Product and the Cibus AHAS Trait and (ii) any non-herbicide tolerance trait when stacked with the Tolerant Product as decided solely by Cibus.

2.3.
Rotam will serve as the exclusive herbicide partner during the Marketing Collaboration Term and Supply Term (defined in Article 3 below) of (i) Tolerant Product, for sourcing and distributing (directly and indirectly) the Product Herbicides and (ii) any non-herbicide tolerance trait when stacked with the Tolerant Product as decided solely by Cibus, except where Rotam is unable to supply Product Herbicide and Cibus is required to activate the supplemental registration per Section 6.7.

2.4.
If Cibus elects to stack a non-herbicide tolerance trait in a Tolerant Product, the non-herbicide tolerance trait will be available without any development cost to Rotam and without any value-sharing for Rotam.

2.5.
Cibus agrees to exclusively market and promote Rotam branded Product Herbicide for Tolerant Product during the Marketing Collaboration Term, which will be published in its presentation, training and marketing material. Where Cibus licenses the Cibus AHAS Trait to third parties, Cibus agrees to exclusively recommend Rotam branded Product Herbicide for use by third-party licensees during the Marketing Collaboration Term.

ARTICLE 3.   TERM AND RENEWAL

3.1.
The term of this Agreement shall be separated into two (2) parts to govern (i) the marketing collaboration of the Purpose and (ii) the supply of Product Herbicide from Rotam of the Purpose, and unless terminated in accordance with Article 7 below:

(a)
Marketing Collaboration Term. The term of the marketing collaboration of the Purpose shall be for a fixed period of three (3) years from the Effective Date (the “Marketing Collaboration Term”).  After the initial three (3) year period, the Marketing Collaboration Term will automatically renew for successive periods of one (1) year, unless either Party gives notice to the other Party, at least a six (6) months’ notice not to renew.

(b)
Supply Term.  The term for the supply of Product Herbicide from Rotam of the Purpose shall be a fixed period of five (5) years from the Effective Date (the “Supply Term”).  After the initial five (5) year period, the Supply Term will automatically renew for successive periods of two (2) years, unless either Party gives notice to the other Party, at least a twelve (12) months’ notice not to renew.

ARTICLE 4.   INTELLECTUAL PROPERTY

4.1.
All intellectual property rights relating to Tolerant Product, Cibus AHAS Trait, and any other traits developed by Cibus belong solely to Cibus and Cibus will be responsible for securing and providing the intellectual property rights necessary to perform its responsibilities with respect to its intellectual property rights including Tolerant Product at its sole discretion.

4.2.	All Product Herbicide Registrations obtained by Rotam including its trademarks, irrespective of their use with the Tolerant Product belong solely to and is owned by Rotam.
4.3.
Cibus agrees not to directly or indirectly assist, advise, support, collaborate with or enable any third party to attempt to obtain one or more Experimental Use Permits and/or Product Herbicide Registrations either for the benefit of Cibus or its Affiliates (save as expressly set out in Section 6.7) or any third party during the Marketing Collaboration Term covering use of a Product Herbicide with Tolerant Product. In this regard, Cibus agrees not to provide third parties with samples of Tolerant Product, material having the Cibus AHAS Trait or any relevant Confidential Information during the Marketing Collaboration Term.

4.4.
Cibus also agrees not to support, collaborate with or participate in research or testing of any other third-party Product Herbicide with Tolerant Product and will assert its intellectual property rights to prohibit any use of Cibus’ intellectual property rights to develop, manufacture, test, register or sell any such Tolerant Product by any third party during the Marketing Collaboration Term.

4.5.
Each Party shall have a non-exclusive, royalty-free license with a right to sub-license the use of the other Party’s logo and trademarks in the Territory in connection with the marketing and sale of Tolerant Product in conjunction with Rotam owned Product Herbicide and in order to meet its obligations under this Agreement.  Such use of a Party’s logo and trademark shall require prior notification and approval to the other Party, the approval of which will not be unnecessarily withheld.

4.6.
Each Party shall promptly notify the other Party upon knowledge or suspicion of any infringement of intellectual property rights owned by the other Party, which infringement is materially relevant to this Agreement.

ARTICLE 5.   RESPONSIBILITIES OF THE PARTIES

5.1.	Cibus Responsibilities:
(a)
Cibus retains discretion and responsibility for selection, testing, manufacture of and distribution of Tolerant Product and related Cibus AHAS Traits, provided it will make those decisions in a Commercially Reasonable manner which is supportive of joint marketing plans between the Parties.

(b)	Cibus retains the responsibility at its sole discretion to obtain such regulatory approvals and variety registrations as necessary to commercialize Tolerant Product in the Territory.
(c)
Cibus shall, at its sole discretion, have the responsibility in finding appropriate and qualified seed companies to license the Cibus AHAS Trait in the Territory and will monitor specific seed production matters (e.g. germination, purity, SU tolerance level to Product Herbicide) and will ensure that the seeds produced will have a level of tolerance to the 2X labelled rate of the Product Herbicide that is equal to or better than the current commercial Tolerant Product designated as the hybrid 68K or similar Tolerant Product hybrid as defined by Cibus.

(d)
Cibus accepts all liabilities concerning specific seed production matters (e.g. germination, purity, level of tolerance to the 2X labelled rate of the Product Herbicide that is equal to or better than the current commercial Tolerant Product designated as the hybrid 68K or similar Tolerant Product as defined by Cibus) for Tolerant Product and will indemnify Rotam for any related claims arising out of such liability, provided that such claim has not arisen as a result of an intentional act, omission or negligence by Rotam.

(e)
Where Cibus licenses the Cibus AHAS Trait to third parties pursuant to Section 2.5 and third-party branded seeds are used in conjunction with Product Herbicide, Cibus will make Commercially Reasonable Efforts that such third party assume liability to licensee’s third-party branded seed and be set out in its licensing agreements and advise such third parties that separate agreements be entered into with Rotam to include promotion of the third-party branded seed, the use of Product Herbicide for the third-party branded seed, appropriate agronomic practices and standards, stewardship and liabilities.  To assist Rotam to manage its forecast with third party Cibus licensees, Cibus will provide to Rotam forecasts per Article 6 for their third party licensees which will be updated on a regular basis.

(f)	Cibus will make Commercially Reasonable Efforts with such third parties to maintain the value of third-party branded seed which includes both the Cibus AHAS Trait value and Product Herbicide costs.

5.2.	Rotam Responsibilities:
(a)
Rotam retains discretion and responsibility for selection, ensuring registration specification, testing, manufacture of and distribution of Product Herbicide in the Territory, provided it will make those decisions in a Commercially Reasonable manner supportive of joint marketing plans between the Parties.

(b)
Rotam shall retain the responsibility at its sole discretion to obtain such regulatory approvals as necessary, including export approval requirements of Tolerant Product treated with Product Herbicide, to commercialize Product Herbicide in the Territory under a Product Herbicide Label that includes the use of the Product Herbicide on Tolerant Product.

(c)
Rotam accepts all liabilities for its Product Herbicide such as weed control matters (e.g. efficacy, spraying and handling of chemicals) and matters concerning herbicide manufacture (e.g., active ingredient specification and formulation) and will indemnify Cibus for any related claims arising out of such liability, provided that such claim has not arisen as a result of an intentional act, omission or negligence by Cibus.

5.3.	Joint Responsibilities:
(a)
Customer Complaint Resolution.  The Parties shall address and resolve all complaints received from third parties. Any complaints received by farmers or retailers for Tolerant Product will be addressed by the Parties jointly where each Party agrees to visit the farmer or retailer (if feasible) in attempt to resolve the issue.  A report on any complaints will be recorded in writing and to be addressed by the Parties within a reasonable period to reach a commercial resolution.

(b)
Liability. Following any complaint procedure where any liability cannot be clearly determined pursuant to Sections 5.1(d) and 5.2(c), the matter shall be referred to the leadership of the Parties as a Dispute pursuant to Section 10.1 and the Parties within the Negotiation Period (defined below) shall co-operate to facilitate independent testing of Tolerant Product and Product Herbicide. The results of the tests shall be final. Where the results show joint liability, the Parties agree that the liability shall be shared equally.

(c)	During the Marketing Collaboration Term, the Parties have the following additional joint responsibilities:
(1)
Commercialization Committee. During the Marketing Commercialization Term, key principles for commercialization of Tolerant Product and Product Herbicide will be decided upon and agreed using Commercially Reasonable Efforts by the Commercialization Committee which is already set up between the Parties. The Commercialization Committee members will conduct at a minimum, quarterly meetings to discuss development, regulatory, marketing, costs, etc. that will be further defined in a Development Plan (referred to below). At each meeting the participation of two (2) voting members shall constitute a quorum, with meetings to be adjourned in the absence of a quorum. A member from each Party will have one (1) vote each.  In the event that a deadlock occurs that cannot be resolved, the action will be a Dispute to be dealt with in accordance with Section 10.1.

(2)
Development Plan.  The Parties will define a long-term five (5) year plan to support the development and commercialization of the Product Herbicide for use on the Tolerant Product and other non-herbicide traits of the Tolerant Product. The plan will include FTE and funding levels along with activities of each Party such as technical field trials and grower demo sites, regulatory trials for new herbicide labels, marketing and promotional support, positioning and development of Tolerant Product and Product Herbicide, economical contribution of each Party, complaint management, along with performance metrics and other required activities as defined and agreed to between the Parties. This five (5) year plan will be reviewed on an annual basis and approved by both Rotam and Cibus leadership. Neither Party may act without the specific authority, guidance and request of the Commercialization Committee on matters to be decided upon by the Commercialization Committee.

(3)
Stewardship Program. The Parties will define a stewardship program where the Parties shall ensure that their customers, seed breeders, seed commercial companies, retailers, and farmers, will strictly follow the stewardship program to ensure a safe and sustainable use of the Tolerant Product and Product Herbicide, where separate agreements will be required to be entered into with such third parties to govern responsibilities and liabilities. The stewardship program shall be reviewed annually in line with the Development Plan.

(4)
Pricing. Every year on or before August 1st, and to be included in the Development Plan, the Parties shall review the pricing of Tolerant Product and Product Herbicide (defined as seed premium or seed royalties from third parties and herbicide costs) which will be used as a basis for any adjustments in the market and for third party licensees.

(5)
Costs.  Any out of pocket costs and expenses incurred to fulfill obligations and responsibilities under this Agreement for the Marketing Collaboration Term shall be borne initially by that Party incurring such cost or expense. However, it has been agreed between the Parties that in consideration of Rotam’s support to Cibus with the promotion of Product Herbicide for Tolerant Product in the Territory as agreed to by the Commercialization Committee, Cibus shall reimburse Rotam 50% of its out of pockets costs/expenses (excluding salary expenses) pursuant to the agreed budget in Section 5.3(c)(8). Such out of pocket costs would include marketing, advertising, promotional, and costs related to regulatory matters that are directly associated to the maintenance and sustainability of Product Herbicide Registrations for use on the Tolerant Product. The amount Cibus reimburses Rotam shall not exceed 50% of the relevant costs per the agreed budget pursuant to Section 5.3(c)(8).

(6)
Forecast.  Every year on or before August 1st, and to be included in the Development Plan, the Parties will determine the sales forecast of Tolerant Product and third-party branded seed pursuant to Section 2.5 for the following season. This will enable Rotam to assess the production planning of Tolerant Product for its supply forecast of the Product Herbicide.

(7)
Technical Support.  Every year on or before August 1st and to be included in the Development Plan, the Parties shall discuss and agree on any field technical support, field sales training, and any other required technical support necessary for the Purpose.

(8)
Budget.  Every year on or before 1st August, the Parties will agree to a budget for the following year for costs including bags of seeds and herbicide requirements, with additional approvals if required by a Party’s “Delegation of Authority” policy.

(9)
Immediate Two (2) Year Plan.  The Commercialization Committee will also establish and implement a two (2) year plan within three (3) months of the Effective Date and to be reviewed each year with the aim to address immediate matters to implement the Purpose. This will include more detailed and accurate actions such as market discussions and market share, sales of seeds and chemicals, all aspects of costs and value sharing. The purpose of this two (2) year plan is to ensure that steps are in place to ensure growth of the Development Plan and to detail the imminent responsibilities of the Parties.

(10)
Cibus Branded Seeds / Tolerant Product. The Parties shall under the Development Plan, determine the most appropriate market and distribution strategy in the Territory for the interest of the Parties in securing optimal sales in Tolerant Product and Product Herbicide. Rotam shall therefore actively participate in the sales and promotion of such Tolerant Product. In doing so, Rotam shall be reimbursed in accordance with Section 5.3(c)(5) for its out of pocket expenses incurred.

(d)
Conclusion of Commercialization Committee. Upon expiration or termination of the Marketing Collaboration Term, the Commercialization Committee will be dis-banded and Section 5.3(c) is deleted in its entirety and is of no further force or effect.

ARTICLE 6.   PRODUCT HERBICIDE SUPPLY

6.1.	During the Supply Term, Cibus agrees that all of their requirement for the Product Herbicide for use with Cibus branded seed Tolerant Product will be sourced from Rotam.
6.2.
Commencing for the 2019-2020 growing season, on or before August 1st (of each year), Cibus shall provide Rotam with a two (2) year seed production forecast (which is the estimated yield of seed produced by third party seed production contractors) of the quantity of Tolerant Product. Rotam will forecast the corresponding quantity of Product Herbicide to be used in conjunction with Tolerant Product.

6.3.
Cibus will re-confirm its seed production forecast in one (1) year periods on an annual basis and by October 1st of each year providing a more definitive seed production forecast quantity, which is to be agreed between the Parties within seven (7) days. Once the annual forecast of Tolerant Product and Product Herbicide is agreed to between the Parties, Rotam shall be obligated to supply the annual forecast of the Product Herbicide between a delivery time of 1 March (earliest) and 30 April (latest) of the following year.

6.4.
Should Cibus require any quantity of the Product Herbicide above the agreed forecast, Cibus shall notify Rotam as soon as reasonably practicable in order to meet delivery times (as provided in Section 6.3) and Rotam shall confirm its ability to meet the additional quantity requirement within five (5) business days of the request. Rotam shall do its utmost to meet the additional requirements above the forecast for requests received after October 1st and before November 15th. Any additional forecast requirements received after November 15th can still be requested by Cibus but cannot be guaranteed for supply by Rotam. However, Rotam will endeavour to fulfil the needs of Cibus for any forecasts received after November 15th. Once the additional quantity requirement has been accepted by Rotam, Rotam shall be obligated to ensure the additional supply of the Product Herbicide above the agreed forecast.

6.5.
In the event where Rotam cannot supply the quantity of the Product Herbicide pursuant to Sections 6.3 and 6.4 once the forecast has been agreed, Rotam shall inform Cibus immediately following receipt of Cibus’ re-confirmed annual forecast, and the use of the supplemental registration under Section 6.7 will be activated.

6.6.
In the event where Cibus determines that it cannot meet the annual seed production forecast of Tolerant Product following Rotam’s acceptance to supply the agreed amount of Product Herbicide, Cibus shall inform Rotam immediately where Rotam shall make Commercially Reasonable Efforts to divert inventory of the Product Herbicide to other markets. If Rotam is unable to divert inventory of the Product Herbicide within the current season and the final seed production forecast of Tolerant Product is lower than 85% of the agreed to annual seed production forecast, Cibus acknowledges Rotam’s direct out of pocket costs (i.e., warehousing, relabeling, freight, and annualized interest of working capital costs) for producing the inventory of Product Herbicide. Cibus will compensate Rotam for the annualized interest (i.e., prime interest rate based on the Wall Street Journal for that year) based on a $4.00 CAN per acre invoice price to distribution of the undiverted inventory of Product Herbicide (which is the difference between the final seed production forecast of Tolerant Product and 85% of the agreed (including any additional) seed production forecast of Tolerant Product). The Parties will agree to the amount of undiverted inventory of Product Herbicide for which Rotam will then invoice Cibus. Cibus will compensate Rotam twelve (12) months after Cibus receipt of invoice (i.e., in the following season). As an example, if the undiverted inventory of Product Herbicide was to treat 100,000 acres and assuming the Wall Street Journal prime interest rate was 6.00%, then Cibus would pay Rotam $24,000 CAN (calculated as [100,000 acres * $4.00 CAN/acre] * 6.00%).

6.7.	Supplemental Registration of Product Herbicide.
(a)
Rotam will ensure the grant of a US EPA supplemental registration of Volta Extra (Draft™) herbicide to Cibus within six (6) months of the Effective Date of this Agreement and the grant of a Canada PMRA repack label registration within twelve (12) months of the Effective Date. These registrations and associated labels are only to be used by Cibus pursuant to Section 6.5 where Rotam is no longer or not able to supply Cibus’ needs for Volta Extra (Draft™) herbicide or other registered SU herbicide for use on Tolerant Product pursuant to this Agreement. Rotam agrees to maintain the registration of its Product Herbicide in active status (unless cancelled or revoked by the EPA or PMRA) and pay all required fees and other cost associated with the registrations, except that US state and any Canadian provincial registration fees for the supplemental and repack registrations will be paid by Cibus.

(b)
Should Cibus need to activate and use the supplemental registration pursuant to Section 6.7 (a), written notification must be provided to Rotam and Rotam agrees to supply Cibus with Herbicide Product at a price that is Commercially Reasonable and consistent with a price it receives for Volta Extra (Draft™) herbicide and other similar SU products to other existing supplemental registrants.  If no such supplemental registrant exists, then the Parties will negotiate in good faith and agree upon a price within thirty (30) days.

(c)
The grant of the supplemental registration pursuant to Section 6.7 (a) is for the benefit of Cibus only and in consideration of this, Cibus agrees not to directly or indirectly work with any existing or future third party Product Herbicide Registration holders and Rotam agrees that should it for any reason not be able to supply Cibus with the Herbicide Product pursuant to Section 6.7 (b), Rotam agrees to use its best endeavours to refer/align a third party technical source and formulated product for Canada PMRA and US EPA registrations and assist by using its industry knowledge (US EPA and Canada PMRA, manufacturing, formulation, and sourcing).

(d)
During the period where the supplemental registration is activated, Rotam will endeavour to support and meet the requirements of Cibus. The supplemental registration will remain in force until Rotam confirms in writing its ability to be able to resume the forecast supply requirements of the Product Herbicide. Rotam will resume its obligations of supply in the following season in accordance with the forecast provided by Cibus. For any Product Herbicide that Cibus has as carryover inventory, Rotam has the option, but not the obligation, to purchase the carryover inventory. The Parties agree to negotiate in good faith the price that Rotam will pay Cibus for carryover inventory. If the Parties cannot reach a settlement within thirty (30) days, then the matter will be referred to senior officials in accordance with Section 10.1 requiring for it to be remedied. If no settlement can then be reached within an additional thirty (30) days, then Cibus will be permitted to clear any inventory of stock committed with the supplemental registration up to a maximum period to the end of the following season. Once the inventory of stock under the supplemental registration has been cleared or Cibus has reached the end of the following season to clear the stock (whichever is sooner), the supplemental registration will be suspended and Cibus and/or Rotam will if required or by regulation, complete any documentation or notify the regulatory authorities of such.

ARTICLE 7.   TERMINATION

7.1.	This Agreement may be terminated mutually by the Parties.
7.2.
Either Party may terminate this Agreement immediately and without liability, except to the extent that obligations and liabilities have accrued prior to such termination or representations or warranties survive any such termination herein only in the following circumstances:

(a)
where the other Party becomes insolvent or bankrupt within the meaning of the Bankruptcy Code, or reorganizes its business under or takes advantage of as a debtor any bankruptcy or insolvency laws or shall take steps or have steps taken against it for the winding up or reorganization of its corporate or business entity existence, or shall have a receiver, trustee or other officer appointed for its property and such receiver, trustee or other officer is not removed within thirty (30) days of its appointment; or

(b)
where the other Party fails to perform, commits any continuing material breach or violates any material obligation under this Agreement, and in case of such a breach which is capable of remedy, fails to remedy the same within sixty (60) days’ after receipt of a written notice giving full particulars of the breach and having referred the matter to senior officials in accordance with Section 10.1 requiring for it to be remedied.

7.3.
Expiry or termination of the Marketing Collaboration Term does not render an automatic termination of the Supply Term. Should the Marketing Collaboration Term and its provisions be terminated between the Parties, the Supply Term with its provisions under this Agreement will survive.

ARTICLE 8.   INSURANCE

8.1.
Without in any way limiting a Party’s responsibility or liability under any indemnification or hold harmless requirements of this Agreement, the Parties shall, at its own expense, carry and maintain insurance with companies rated by A. M. Best with a rating of at least A or the equivalent for its own purposes, as follows:

(a)	Both Parties shall obtain/have “Worker’s Compensation and Employer’s Liability Insurance” or the equivalent in minimum amounts prescribed by applicable law;
(b)
Both Parties shall obtain/have comprehensive “General Liability (Bodily Injury and Property Damage) Insurance, including Broad Form Property Damage Liability Insurance and Product Liability Insurance” or the equivalent;

(c)	The limits of liability of each insurance policy mentioned above shall be no less than one million dollars ($1,000,000).
8.2.
Both Parties shall furnish the other Party satisfactory evidence that such insurance is in effect within sixty (60) business days of the Effective Date and each year thereafter on the annual anniversary date of the Agreement.

ARTICLE 9.   CONFIDENTIALITY
9.1.	Non-disclosure Obligations
(a)
Except as otherwise provided herein, during the Marketing Collaboration Term and/or Supply Term and for a period of ten (10) years after the end of the latter of the Marketing Collaboration Term or the Supply Term thereafter, each Party shall maintain in confidence all Confidential Information, disclose such Confidential Information only on a “need to know” basis as necessary to carry out the responsibilities and obligations of this Agreement, and use such Confidential Information disclosed by the other Party only for the Purpose of this Agreement, provided that trade secrets shall be maintained in perpetuity.

(b)
The obligation not to disclose or use Confidential Information will not apply to any Confidential Information that: (a) is or becomes patented, published or otherwise part of the public domain other than by acts of the Party obligated not to disclose such information by this Agreement; (b) is disclosed to the receiving Party by a third party, provided such information was not obtained by such third party directly or indirectly from the other Party under this Agreement on a confidential basis; (c) was already in the possession of the receiving Party prior to its disclosure under this Agreement, provided such information was not obtained directly or indirectly from the other Party in anticipation of this Agreement; or (d) is independently discovered or developed by the receiving Party and without the use of, or access, reliance or reference to, the disclosing Party’s Confidential Information, as can be documented by contemporaneously written records.

(c)
If Confidential Information is required to be disclosed by any judicial order or decree or any governmental law or regulation, an appropriate and timely notice thereof shall be given by the Party required to disclose Confidential Information to the other Party so as to allow the other party the opportunity to obtain appropriate protection from the relevant governmental or judicial entity if such Confidential Information relates to the other Party. The Parties acknowledge that the filing of the Agreement with the U.S. Securities and Exchange Commission may be required in connection with any public offering of securities by either Party, and the Parties hereby consent thereto.

9.2.	Permitted Disclosures
(a)
Only insofar as necessary to fulfill obligations or exercise rights under this Agreement, a Party may disclose to its Affiliates, sublicensees, consultants, and outside contractors, on a need-to-know basis, Confidential Information on condition that such persons agree to keep such Confidential Information confidential for the same time periods and to the same extent as the disclosing Party is required to keep such information confidential pursuant to this Agreement.

(b)
A Party may disclose Confidential Information to government or other regulatory authorities to the extent that such disclosure is required by applicable law, regulation or court order, or is reasonably necessary to obtain patents or authorizations under which to conduct regulatory trials, provided that the disclosing Party provides written notice to the other Party prior to disclosure and sufficient time to allow the Party a reasonable opportunity to object thereto.

(c)
Except as provided herein, neither Party shall use the name or any Confidential Information of the other Party in any advertising or promotional material or in any publication or presentation without the prior written consent of the other Party, wherein said consent shall not be unreasonably withheld. Notwithstanding the foregoing, the Parties may make one or more press releases regarding this Agreement, either jointly or separately, provided that any such press release and its content has been mutually agreed upon in writing by the Parties. Each Party may subsequently use the information contained within any approved press release for further disclosure without obtaining consent of the other Party.

ARTICLE 10.   DISPUTE RESOLUTION

10.1.
The Parties recognize that a bona fide dispute as to any matters arising out of or relating to the subject of this Agreement (including its validity, amendment, waiver or termination, and the consequences thereof) (a “Dispute”) may from time to time arise during or after the term of this Agreement. In the event of the occurrence of such a Dispute, either Party may, by notice to the other Party, have such Dispute referred to their respective senior officials, for attempted resolution by good faith negotiations within sixty (60) days after such notice is received (“Negotiation Period”).  The Negotiation Period may be extended only by mutual written consent of the Parties.

10.2.	Binding Arbitration
(a)	In the event that an agreement is not reached during the Negotiation Period, either Party may refer the Dispute for resolution.
(b)
Unless the Parties agree on a different set of arbitration rules, the arbitration shall be governed by the United States Arbitration Act, 9 U.S.C 1 et seq. and conducted by a single arbitrator in accordance with the Commercial Rules of the American Arbitration Association (“AAA”).  If the Parties are unable to agree upon the arbitrator, the arbitrator shall be selected by the AAA. The arbitrator selected shall have experience in both the seed industry and the agricultural chemicals industry.  The arbitrator shall be selected and shall convene the arbitration within one (1) month from the end of the Negotiation Period. Such arbitration shall take place in Wilmington, Delaware or its vicinity provided, however, that the arbitrator may conduct hearings at such other location as he finds appropriate for the convenience of the Parties, and deposition testimony may be taken, as permitted hereunder, at such other location or locations as shall be for the mutual convenience of the Parties. Unless otherwise agreed by the Parties, the arbitration shall be conducted in the English language.

(c)
Discovery shall be limited for each Party to not more than two (2) depositions of potential witnesses, each not more than five (5) hours in duration, three (3) interrogatories, each of not more than twenty (20) questions including sub-parts, production of directly relevant documents, and physical examination.  Additional discovery shall be in the discretion of the arbitrator. All discovery shall be completed within two (2) months of selection of the arbitrator, unless the period is extended by the arbitrator for good cause.

(d)
The arbitration hearing, if necessary, shall commence no later than one (1) month after the close of discovery and no more than one (1) day shall be allotted for that hearing, unless the arbitrator determines that justice requires otherwise.

(e)
The parties may file a pre-hearing brief of not more than twenty-five (25) pages which must be submitted to the arbitrator and opposing party no later than the fifth business day prior to commencement of the hearing.  The parties may file a post-hearing brief of not more than twenty-five (25) pages which must be submitted to the arbitrator and opposing party no later than the fifth business day following the close of the hearing.

(f)
The arbitrator shall base his decision on the terms and conditions of the Agreement, as interpreted according to the substantial law and judicial precedent of the State of Delaware.  The decision of the arbitrator hall be final and binding, and judgment upon the award rendered by the arbitrator may be entered by any court of competent jurisdiction.  The decision of the arbitrator shall be in the form of a written decision rendered within thirty (30) days after the conclusion of the arbitration hearing, such written decision to include the findings of fact and conclusions of law upon which it is based.  The arbitrator shall be empowered to grant any award in law or equity including, but not limited to, monetary damages (which shall be limited to compensatory damages only), injunctive relief, including temporary restraining orders prior to rendering a final judgment, and reasonable attorney’s fees.

(g)
Notwithstanding the foregoing, no controversy or claim requiring a judgment as to the validity, scope, applicability, enforceability or infringement of any Patent shall be resolved by arbitration under this Article.

(h)	No arbitration or litigation shall be commenced between the Parties prior to or during the Negotiation Period, except for equitable remedies such as injunctive relief or specific performance.
(i)	The agreement to arbitrate contained in this Article 10 shall continue in full force and effect despite the expiration or termination of this Agreement.

ARTICLE 11.   OTHER TERMS

11.1.
Notices.  Any consent, notice or report required or permitted to be given or made under this Agreement by one of the Parties to the other will be in writing, delivered personally and promptly confirmed by personal delivery, first class mail or courier, addressed to such other Party at its address indicated below, or to such other address as the addressee will have last furnished in writing to the addressor and will be effective upon receipt by the addressee.

If to CIBUS:	CIBUS 6455 Nancy Ridge Drive San Diego, California 92121, USA Attention: President and CEO
If to ROTAM:	ROTAM GLOBAL AGROSCIENCES LIMITED 26/F, E-Trade Plaza, 24 Lee Chung Street, Chai Wan, HK Attention: CEO
11.2.
Governing Law. Except with respect to the validity and enforceability of intellectual property rights, which will be governed by the laws of the jurisdiction granting said rights, this Agreement will be governed by and construed in accordance with the laws of Delaware without regard to the conflicts of law principles thereof.

11.3.
Entire Agreement.  Except for the Product Herbicide Label, this Agreement, all Schedules attached hereto, and any invoices issued pursuant to this Agreement constitute the entire agreement between the Parties, superseding all prior oral or written representations, negotiations, understandings and agreements on the subject matter hereof; and there are no conditions to this Agreement which are not expressed herein.  All Schedules, invoices, and properly executed amendments are incorporated herein by reference.

11.4.	Counterparts. The Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.
11.5.	Amendments. This Agreement may be amended only by a writing signed by both Parties.
11.6.
Assignment and Successors.  Neither Party may assign or otherwise transfer its obligations under this Agreement or any interest herein or any right without the prior written consent of the other Party, except to its Affiliates or in the event of a sale of either Party’s entire business related to the Purpose. In such a sale of a Party’s entire business, all obligations, liabilities and responsibilities will be transferred and undertaken by the new party.

11.7.
Severability.  In the event that any provisions of this Agreement are determined to be invalid or unenforceable by a court of competent jurisdiction, the remainder of this Agreement will remain in full force and effect without the provision.  The Parties will in good faith negotiate a substitute clause for any provision declared invalid or unenforceable, which will most nearly approximate the intent of the Parties in entering this Agreement.

11.8.
Force Majeure.  Neither Party shall be held liable or responsible to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement to the extent, and for so long as, such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party including but not limited to fire, floods, embargoes, war, acts of war (whether war be declared or not), terrorist acts, insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority or other parties.

11.9.
Headings.  The captions to the several Articles, and Paragraphs hereof are not a part of the Agreement, but are merely guides or labels to assist in locating and reading the several Articles, and Paragraphs hereof.

11.10.
Waiver.  The waiver by a Party of any right hereunder or the failure to perform or of a breach by such Party will not be deemed a waiver of any other right hereunder or of any other breach or failure by such Party, whether of a similar nature or otherwise.

11.11.
Adverse Effects Reporting.  If either Party becomes aware of any unreasonable adverse effects on human health or the environment concerning Product Herbicide, the Party shall immediately inform the other Party of such information and shall provide the Party with all information concerning such unreasonable adverse effect(s) as may be required by FIFRA 6 (a) 2.

IN WITNESS THEREOF, this Agreement has been signed for and on behalf of the Parties on the dates set forth below.

Cibus US LLC	Amaethon Environmental Limited

/s/ Peter Beetham	/s/ James Briston
Printed Name: Peter Beetham, Ph.D.	Printed Name: James Briston
Title: President & Chief Executive Officer	Title: Director
Date: December 18, 2018	Date: December 19, 2018

Cibus Europe B.V.

/s/ Carlos Broos
Printed Name: Carlos Broos
Title: Director
Date: December 19, 2018